Exhibit 99.1

Can-Cal Resources, is pleased to announce the appointment of new Board of Directors pursuant to terms of Shareholder Derivative Settlement

Red Deer, Alberta, Canada / October 9, 2019 / Can-Cal Resources Ltd. (OTC Pink:CCRE) (“Can-Cal” or the “Company”), based in Red Deer, Alberta, Canada, announced today, that as previously disclosed, on  May 15, 2019, the plaintiffs and the defendants in the previously pending shareholder derivative lawsuit in the District Court, Clark County, Nevada (Case No.: A-14-701465-b, Dept. No.: XI)(the “Court” and the “Lawsuit”) agreed on the appointment of Mr. Hugo Bondi (as Board appointee for the plaintiffs) and Mr. Casey Douglass (as Board appointee of the defendants) as members of the Board of Directors of the Company, pursuant to the terms of the “Stipulation and Agreement of Settlement” entered into in connection with the Lawsuit (the “Settlement”).

On the same date, the new members of the Board of Directors, Mr. Bondi and Mr. Douglass (who was also a former member of the Board), appointed Mr. Gary Oosterhoff (who was also a former member of the Board) to the Board of Directors as the required third member of the Board jointly approved by the plaintiff’s and defendant’s nominees (Mr. Bondi and Mr. Douglass). Additionally, Mr. Douglass was appointed as Chairman of the Board of Directors on the same date.

Mr. Hugo Bondi

Mr. Bondi has been a member of the Board of Directors since May 2019. Mr. Bondi has been involved in the automotive business for over 30 years as Dealer principal, Manager and Broker. He brings extensive managerial and leadership experience. Mr. Bondi introduced many multi-level marketing and advertising strategies to increase brand awareness. Mr. Bondi also trained, led and developed strong sales teams that would drive sales and profits that were beyond industry standards. He brings many years of lease and finance experience. Mr. Bondi brings a deep knowledge of taking businesses from start to multi growth ventures. In the last 8 years, he has been involved in major auto exports to the US. He has studied business and marketing at the British Columbia Institute of Technology. Mr. Bondi is very excited to bring new business ventures to Can-Cal Resources.

Mr. Casey Douglass

Mr. Douglass served as a member of the Board of Directors from June 2016 to May 2019, and has served as a member of the Board from May 2019 to present. Mr. Douglass has owned and managed farming and agribusinesses for over 15 years in Canada and Russia. Mr. Douglass’ expertise in Russia involves the following: market analysis; business design; finance; importing and staff training on new equipment. His expertise also includes corporate structuring and strong management skills. During the past 10 years, Mr. Douglass has specialized in providing insurance and finance solutions to the exempt corporate marketplace of Western Canada, the majority of which occurred in Alberta. Mr. Douglass has studied Agricultural Economics and Rural Sociology at the University of Alberta and is a strong community player in Red Deer, Alberta, as well as other global communities. Mr. Douglass looks forward to assisting Can-Cal Resources from its previous difficult times to upcoming positive and new business activities within North America.

Mr. Gary Oosterhoff

Mr. Oosterhoff served as a member of the Board of Directors from September 2016 to May 2019, and has served as a member of the Board from May 2019 to present. During the majority of his working career, Mr. Oosterhoff has been in the general insurance industry where he achieved the “Chartered Insurance Broker” designation, which at the time was the highest level attainable for general insurance brokers. He was the senior leader and majority shareholder of a thriving general insurance brokerage in Red Deer, Alberta which was sold in 2001. Afterward, Mr. Oosterhoff continued in a teaching capacity throughout Alberta until 2009. Additionally, from 2001 to date, Mr. Oosterhoff has used his outstanding entrepreneurial experience and background talents in ground floor opportunities and went on to pursue the real estate business, which also has become very successful. Today, Mr. Oosterhoff leads a syndication of high wealth investors for acquisition, development, construction, management and marketing of both residential and commercial holdings in central Alberta. Mr. Oosterhoff has also been a Board member providing regional governance under the Alberta Housing Act.

Also, on May 15, 2019, the Board of Directors appointed Mr. Cosimo La Porta as an advisor to the Company. The Board of Directors believes that Mr. La Porta’s experience with Starbucks Coffee Company provides needed expertise and strengths in all areas of Board decisions and governance.

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Advisor: Mr. Cosimo La Porta

Mr. La Porta is a veteran of the Starbucks Coffee Company, having served 18-years in a number of senior executive leadership roles in the United States, Canada and International markets. In his most recent role, Mr. La Porta was the Executive Vice President, US Retail Business where he was responsible for 150,000 employees, and the operations of 7,600 company operated retail stores. Prior to assuming his US executive role, he spent two years as senior vice president of retail operation for China and Asia Pacific, leading 16 markets that comprised of Starbucks fastest growing region.

The Company also wants to announce that:

•	The Board of Directors of the Company is currently in discussions with groups seeking to commercially process the Company’s Pisgah resource. Before end of 2019, it is expected that an agreement with at least one group will be finalized. When possible, further information will be available via additional press releases along with Form 8-K filings.

•	Currently, Thayer O’Neal Company LLC, is in the process of auditing the Company’s 2018 year-end financial statements, and reviewing the Company’s first, second and third quarter 2019, unaudited financial statements. The Company plans to file its Annual Report on Form 10-K for the year ended December 31, 2018, and its quarterly reports for the quarters ended March 31, June 30 and September 30, 2019 as soon as such audit and review processes are complete.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Can-Cal believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks described in Can-Cal’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance, actual results or developments may differ materially from those projected and investors should not purchase the stock of Can-Cal if they cannot withstand the loss of their entire investment. The forward-looking statements in this press release are made as of the date hereof. The Company undertakes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.

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